Exhibit 10.13
3COM CORPORATION
FORM OF FIRST AMENDMENT TO MANAGEMENT RETENTION
AGREEMENT
     This AMENDMENT is made and entered into pursuant to the MANAGEMENT RETENTION AGREEMENT of [                              ] (the “Agreement”) by and between 3Com Corporation (the “Company”) and [                    ] (“Executive”).
     WHEREAS, the Company desires to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, it is hereby agreed that the Agreement is amended in the following respects, effective as of January 1, 2009, or such earlier date as required to comply with Code Section 409A and guidance issued thereunder.
1.	Paragraph (a) of Section 3 is replaced with the following:
“3.	Change of Control Severance Benefits.
     (a) Involuntary Termination other than for Cause, death or Disability or Voluntary Termination for Good Reason Within Three (3) Months Prior to or Within Twelve (12) Months Following a Change of Control. The Executive shall be entitled to receive the severance benefits provided below if, within three (3) months prior to or within twelve (12) months following a Change of Control (as defined herein), the Executive’s employment is terminated (i) involuntarily by the Company other than for Cause, death or Disability (as such capitalized terms are defined herein) or (ii) by the Executive pursuant to a Voluntary Termination for Good Reason (as defined herein). The Executive’s receipt of the severance benefits provided below shall be conditioned upon the Executive’s execution of and compliance with an agreement (the “Release Agreement”) which shall include, without limitation, (i) a release of claims against the Company, its affiliates and representatives; (ii) a non-solicitation provision prohibiting the Executive’s solicitation of any Company employee, business opportunity, client, customer, account, distributor or vendor for a period of one (1) year following the Executive’s Termination Date; and (iii) a non-competition provision prohibiting the Executive from directly or indirectly engaging in, participating in, or having a material ownership interest in, a business in competition with the Company for a period of one (1) year following the Executive’s Termination Date; and (iv) a non-disparagement provision. The form and language of the Release Agreement shall be determined by the Company in its sole discretion.
     If the Release Agreement has not been executed and/or the revocation period stated in the Release Agreement has not expired by the sixtieth (60th) day following the Termination Date, severance benefits shall be forfeited. The Release Agreement shall be furnished to the Executive in sufficient time to enable the Executive to comply with the preceding sentence, taking into account the period of time that the Executive must be given to consider the terms of the

Release Agreement under any applicable law. Provided that the Executive has executed a valid Release Agreement and the applicable revocation period has expired by the sixtieth (60th) day following the Termination Date, Executive will be entitled to receive the following:
     (i) Severance Payments. One hundred percent (100%) of the Executive’s Annual Compensation, subject to all applicable taxes and withholdings, with payment commencing within sixty-five (65) days after the Executive’s Termination Date in substantially equal installments corresponding to the Company’s normal payroll practices and continuing for a period of twelve (12) months, provided that the Executive continues to comply with all terms and conditions of the Release Agreement during the twelve (12) month period. Each payment shall be considered a separate payment and not part of a series of installments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i) and the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii). As a result, the following payments are exempt from the requirements of Code Section 409A:
     (a) payments that are made by the fifteenth (15th) day of the third month of the calendar year following the year of the Executive’s Termination Date, and
     (b) any additional payments that are made on or before the last day of the second (2nd) calendar year following the year of the Executive’s Termination Date and that do not exceed the lesser of two (2) times: (A) the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the Executive’s taxable year that precedes the taxable year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive’s employment had not terminated); or (B) the limit under Code Section 401(a)(17) then in effect.
     Notwithstanding the preceding provisions, to the extent that the payments to be made during the first six (6) month period following the Executive’s Termination Date exceed the amounts exempt from Code Section 409A under this paragraph, such payments shall be paid in a single lump sum on the first (1st) day following the six (6) month anniversary of the Executive’s Termination Date; and
     (ii) Pro-Rated Bonus Payment. A pro-rated amount of the Executive’s earned incentive bonus for the bonus period in which the Termination Date occurs, to be calculated by multiplying the earned bonus amount (based on the Company’s actual attainment of applicable performance metrics) by a fraction, the numerator of which shall be the number of calendar days from the beginning of the applicable bonus period to the Termination Date and the denominator of which shall be the number of calendar days within the applicable bonus period; provided, however, that if a qualifying termination of employment occurs and the Termination Date is within three (3) months prior to a Change of Control, the numerator shall be the number of calendar days from the beginning of the applicable bonus period to the effective date of the Change of Control. The pro-rated bonus referenced herein shall be paid within sixty-five (65) days of the Termination Date (the payment of which is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code) pursuant to the short-term deferral rules of Treasury Regulation 1.409A-1(b)(4)).
          (iii) Health, Dental & Vision Benefits. Continuation of coverage under the Company’s health, dental, and vision insurance plans (“Health Care Plans”) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at the same level of coverage as was provided to and elected by the Executive as of the Termination Date. If the Executive timely and properly elects to continue coverage under the Company’s Health Care Plans in accordance with COBRA, the Company shall continue to pay the Company-paid portion of the premiums for the Executive’s elected coverage under the Health Care Plans until the earlier of: (i) two (2) years from the Termination Date, or (ii) the date upon which the Executive becomes eligible for coverage under another employer’s group health, dental, or vision insurance plan(s). The Executive will remain obligated to pay the unsubsidized portion of the applicable premium(s) in order to continue Company-sponsored coverage. The Company-paid portion of any premium(s) is subject to change at the Company’s discretion; provided, however, that the Company-paid portion of the Executive’s premium shall not be changed to be proportionately less than the Company-paid portion of the then-current employees. To be eligible for continuation of coverage under the Health Care Plans, an employee must be actively enrolled in the applicable Health Care Plan(s) as of the Termination Date. For purposes of Title X of COBRA, the date of the “qualifying event” for the Executive and his/her covered dependents shall be the Termination Date, and each month of Company-sponsored coverage continuation provided hereunder shall offset a month of coverage continuation otherwise due under COBRA. Upon the expiration of the two (2) year period, the Executive will be required to pay 102% of the premium to continue Company-sponsored coverage. Any continuation of Company-sponsored coverage shall be governed by COBRA and the terms and conditions of the applicable plan documents. To the extent that the period during which the continued provision of medical and dental benefits falls within the applicable COBRA continuation period, such continued provision of medical and dental benefits is exempt from Code Section 409A under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). To the extent that the period during which the continued provision of medical and dental benefits extends beyond the applicable COBRA continuation period, the following shall apply: (a) the premiums for continued medical and dental coverage shall be paid on a monthly basis; (b) any amounts paid to or on behalf of the Executive as reimbursement for medical and/or dental expenses shall be paid on or before the last day of the year following the year in which such expense was incurred; (c) any amounts paid to or on behalf of the Executive as reimbursement for medical and/or dental expenses during one year will not affect the Executive’s eligibility for amounts paid to or on behalf of the Executive as reimbursement for medical and/or dental expenses during any other year; and (d) the right to continued coverage beyond the applicable COBRA continuation period is not subject to liquidation or exchange for another benefit. This paragraph shall be administered and interpreted consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv).
          (iv) Life Insurance. Conversion of the Executive’s basic term life insurance in effect immediately prior to the Termination Date to continue coverage until the earlier of (i) two (2) years from the Termination Date, or (ii) the date upon which the Executive becomes eligible for coverage under another employer’s life insurance plan.
          (v) Equity Compensation Accelerated Vesting. One hundred percent (100%) of the unvested portion of any stock option, restricted stock or other Company equity compensation issued by the Company to the Executive shall automatically be accelerated in full so as to become completely vested; provided, however, that if a qualifying termination occurs and the Termination Date is within three (3) months prior to a Change of Control, such acceleration shall become effective upon the effective date of the Change of Control, with transfer of shares, payment of cash, or removal of restrictions on shares, whichever applicable, occurring as soon as practicable, but in no event later than the sixtieth (60th) day following the Executive’s Termination Date or Change of Control, whichever is later. Notwithstanding the foregoing, if the Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i) and as applied according to procedures of the Company) and the award is subject to Code Section 409A, transfer of shares shall occur on the first market day following the six (6) month anniversary of the Executive’s termination of employment; and
          (vi) Extension of Stock Option and Stock Appreciation Right Post-Termination Exercisability. The post-termination exercise period of any outstanding Company stock options and stock appreciation rights held by the Executive shall be extended to the lesser of (A) one hundred and sixty-five (165) calendar days from the Executive’s Termination Date, or (B) the original term of the award.”
2.	Add a new sentence at the end of Section 4(b) to read as follows:

“In no event shall payment be made later than the end of the year following the year in which Executive remits the related taxes.”

3.	Section 5 is revised in its entirety to read as follows:
     “5. Internal Revenue Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A and as applied according to procedures of the Company at the time of Executive’s termination of employment (other than due to death), then the severance benefits payable to Executive under this Agreement, if any, and any other severance payments or separation benefits payments that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following Executive’s termination of employment will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his or her termination of employment but prior to the six (6) month anniversary of his or her date of termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to Executive’s estate as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment of severance benefits to Executive under this Agreement that is made by March 15 of the calendar year following Executive’s termination of employment and is intended to not constitute a “deferral of compensation” by virtue of the “short term deferral” rule of Treasury Regulations Section 1.409A-1(b)(4) shall constitute a “separate payment” for purposes of application of that rule.
(b) Amendments to this Agreement with Respect to Section 409A. The severance payments and other benefits provided under this Agreement are intended to not constitute a “deferral of compensation” under Section 409A, to the extent possible, or, to the extent not so possible, to comply with the requirements of Sections 409A(a)(2), (3) and (4) of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the income inclusion, additional tax or interest provisions of Section 409A(a)(1), and any ambiguities herein will be interpreted in accordance with that intent. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or interest or income recognition prior to actual payment to Executive under Section 409A(a)(1).”
4.	Paragraph (c) of Section 6 is revised in its entirety to read as follows:

“(c) Change of Control. “Change of Control” means the occurrence of any of the following events:
     (i) Any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or
     (ii) The consummation of the sale or change in ownership of a substantial portion of the Company’s assets (i.e., the total gross fair market value of the Company’s assets acquired during the twelve (12) month period ending on the date of the most recent acquisition equals more than fifty percent (50%) of the total gross fair market value of all of the Company’s assets (without regard to associated liabilities) immediately before such acquisition or acquisitions) other than a transfer of assets to a related person as described in Treasury Regulation Section 1.409A-3(i)(5)(vii)(B); or
     (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
     (iv) A change in the composition of the Board occurring within a twelve (12) month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date upon which this Agreement was entered into, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.”
5.	Paragraph (g) of Section 6 is revised in its entirety to read as follows:
“(g) Termination Date. “Termination Date” shall mean the Executive’s last date of employment with 3Com Corporation or, if later, the date on which the Executive incurs a separation from service with 3Com Corporation as defined in Treasury Regulation Section 1.409A-1(h).”
6.	Paragraph (h) of Section 6 is revised in its entirety to read as follows:
“(h) Voluntary Termination for Good Reason. “Voluntary Termination for Good Reason” shall mean the Executive’s voluntary resignation following the initial existence of one or more of the following conditions arising without the consent of the Executive:

     1. a material diminution in the Executive’s base compensation;
     2. a material diminution in the Executive’s authority, duties, or responsibilities;
     3. a material change in the geographic location at which the Executive must perform services; or
     4. any other action or inaction that constitutes a material breach by the Company of the agreement, if any, under which the Executive provides services.
Notwithstanding the forgoing, no such condition described herein shall constitute a Voluntary Termination for Good Reason unless (i) the Executive has given written notice to the Company specifying the condition relied upon for such termination within ninety (90) days of the initial existence of the condition and the Company has been given thirty (30) days to remedy the condition and has not done so within such thirty (30) days and (ii) the Executive’s Termination Date occurs within six (6) months of the initial existence of one or more of the conditions specified.”
7.	Paragraph (b) of Section 8 is revised in its entirety to read as follows:
“(b) Notice of Termination. Not less than thirty days prior to a termination for Cause, the Company must provide to the Executive notice of termination, indicating the specific termination provision in this Agreement relied upon. Said notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the final date of employment.”
* * *
(signature page follows)

     IN WITNESS WHEREOF, each of the parties has executed this First Amendment to the Agreement, in the case of the Company by a duly authorized Employee, as of the day and year written below.
         COMPANY:
         3COM CORPORATION

By:		Date:

EMPLOYEE:

Date:

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